EXHIBIT 5

March 5, 2012
Peoples Bancorp Inc.
138 Putnam Street
P.O. Box 738
Marietta, OH 45750-0738

Re:	Peoples Bancorp Inc. Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries
Ladies and Gentlemen:
We have acted as counsel for Peoples Bancorp Inc., an Ohio corporation (“Peoples”), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about March 5, 2012, under the Securities Act of 1933, as amended (the “1933 Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering $2,001,250 of Deferred Compensation Obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of Peoples and of subsidiaries of Peoples under the Peoples Bancorp Inc. Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (the “Directors Deferred Compensation Plan”). Each participant in the Directors Deferred Compensation Plan may direct that Deferred Compensation Obligations be treated as allocated within the participant's bookkeeping account under the Directors Deferred Compensation Plan between a cash account (earning interest equal to the three-year certificate of deposit interest rate of Peoples' national bank subsidiary Peoples Bank, National Association) and a stock account (under which common shares, without par value (“Common Shares”), of Peoples are allocated at fair market value on the first business day of each calendar quarter based on (i) the amount deferred and (ii) subsequent cash dividends on the Common Shares previously credited to the account). Distributions in respect of Deferred Compensation Obligations which are treated as allocated to the stock account are made in Common Shares of Peoples or in cash, as elected by the participant at the time of deferral. Accordingly, 125,000 Peoples Common Shares are being registered pursuant to the Registration Statement and represent the maximum number of Peoples Common Shares that may be distributed in respect of the Deferred Compensation Obligations being registered pursuant to the Registration Statement, if all such Deferred Compensation Obligations are treated as allocated to the stock accounts of participants and to be distributed in the form of Common Shares of Peoples.
The Common Shares of Peoples being registered pursuant to the Registration State-ment will not be original issuance securities. Accordingly, in accordance with the instructions to Item 8(a) of Part II of Form S-8, no opinion as to the legality of such Peoples Common Shares is required or provided herein.
In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (a) the Registration Statement; (b) the Directors Deferred Compensation Plan; (c) Peoples' Amended Articles of Incorporation, as amended to date; (d) Peoples' Code of Regulations, as amended to date; and (e) certain corporate records of Peoples, including resolutions adopted by the Board of Directors of Peoples. We have also examined such other documents and records and such authorities of law as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.
Based upon the foregoing, we advise you that, in our opinion, when established in accordance with the terms of the Directors Deferred Compensation Plan, the Deferred Compensation Obligations will be valid and binding obligations of Peoples and the subsidiaries of Peoples whose directors are participants in the Directors Deferred Compensation Plan, enforceable against Peoples and such subsidiaries, respectively, in accordance with the terms of the Directors Deferred Compensation Plan. Our opinion is subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by principles of equity.
Members of our firm are admitted to the Bar in the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including applicable provisions of the Ohio constitution and the reported judicial decisions interpreting those laws, and the federal laws of the United States of America.
We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP